As filed with the Securities and Exchange Commission on May 17, 2007

                Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ITRON, INC.
(Exact name of Registrant as specified in its charter)

Washington	91-1011792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2111 N. Molter Road
Liberty Lake, Washington 99019
(Address of principal executive offices, including zip code)

ITRON, INC.
AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
 (Full title of the plan)

John W. Holleran
Sr. Vice President, General Counsel and Corporate Secretary
Itron, Inc.
2111 N. Molter Road
Liberty Lake, Washington 99019
(509) 924-9900
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Andrew Bor
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 359-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value, together with associated preferred share purchase rights, under the Itron, Inc. Amended and Restated 2000 Stock Incentive Plan	750,000	$68.30	$51,225,000	$1,572.61

(1)
Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is estimated to be $68.30 based on the average of the high ($69.30) and low ($67.30) sales prices of Itron, Inc.’s Common Stock on May 14, 2007, as reported for such date by the NASDAQ Global Select Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Itron, Inc., a Washington corporation (“Itron” or the “Registrant”), are hereby incorporated by reference in this Registration Statement:

a)
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on February 23, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 8, 2007, which contains unaudited interim financial statements;

c)
The Registrant’s Current Reports on Form 8-K, filed on February 23, 2007, February 28, 2007, March 2, 2007 (except for Item 7.01 and related Item 9.01) and April 24, 2007 (except for Item 7.01 and related Item 9.01); and

d)
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on September 18, 1993, and the description of the Registrant’s Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A filed on December 16, 2002, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Under the Washington Business Corporation Act, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual’s official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation’s best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. The Washington Business Corporation Act prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Washington law also provides for discretionary indemnification of officers. Under no circumstances, however, may any director or officer be indemnified for:

•	acts or omissions finally adjudged to be intentional misconduct or a knowing violation of the law;

•	conduct of a director or officer finally adjudged to be an unlawful distribution; or

•
any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Section 10 of Itron’s amended and restated bylaws provides this indemnification to directors and officers to the full extent of the law. This right to indemnification includes the right to advancement of expenses upon an undertaking by the director or officer to repay the expenses if it is later determined that such indemnitee was not entitled to indemnification. Under Itron’s amended and restated bylaws, this right to indemnification is a contract right. Itron’s amended and restated bylaws provide that it may maintain insurance to protect any director or officer against any loss, liability or expense whether or not Itron would have the power to indemnify such person against such loss, liability or expense under the Washington Business Corporation Act.

Itron’s amended and restated bylaws also authorize Itron to enter into contracts with any director or officer in furtherance of the provisions of the bylaws regarding indemnification and to create a trust fund, grant a security interest or use other means to ensure the payment of amounts necessary to effect this indemnification.

Unless limited by the corporation’s articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders’ meeting. Article 9 of Itron’s amended and restated articles of incorporation provides that a director will not be liable to Itron or its shareholders for monetary damages for conduct as a director to the full extent of Washington law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1
Rights Agreement between Itron, Inc. and Mellon Investor Services LLC, as Rights Agent, dated as of December 11, 2002 (filed as Exhibit 4.1 to the Itron, Inc. Registration of Securities on Form 8-A, filed on December 16, 2002, File No. 0-22418).

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (see signature page).

99.1	Itron, Inc. Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 26, 2007).

Item 9.    Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty Lake, State of Washington, on the 17th day of May, 2007.

ITRON, INC.

/S/ STEVEN M. HELMBRECHT
Steven M. Helmbrecht Sr. Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes LeRoy D. Nosbaum and Steven M. Helmbrecht, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 17th day of May, 2007.

Signature	Title
/S/ LEROY D. NOSBAUM	Chairman of the Board and Chief Executive Officer
LeRoy D. Nosbaum	(Principal Executive Officer)
/S/ STEVEN M. HELMBRECHT	Sr. Vice President and Chief Financial Officer
Steven M. Helmbrecht	(Principal Financial and Accounting Officer)
/S/ MICHAEL B. BRACY	Director
Michael B. Bracy
/S/ TED C. DEMERRITT	Director
Ted C. DeMerritt
/S/ KIRBY A. DYESS	Director
Kirby A. Dyess
/S/ JON E. ELIASSEN	Director
Jon E. Eliassen
/S/ CHARLES H. GAYLORD, JR.	Director
Charles H. Gaylord, Jr.
/S/ THOMAS S. GLANVILLE	Director
Thomas S. Glanville
/S/ SHARON L. NELSON	Director
Sharon L. Nelson
/S/ GARY E. PRUITT	Director
Gary E. Pruitt
/S/ GRAHAM M. WILSON	Director
Graham M. Wilson

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Rights Agreement between Itron, Inc. and Mellon Investor Services LLC, as Rights Agent, dated as of December 11, 2002 (filed as Exhibit 4.1 to the Itron, Inc. Registration of Securities on Form 8-A, filed on December 16, 2002, File No. 0-22418).

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (see signature page).

99.1	Itron, Inc. Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 26, 2007).